Exhibit 2.2

EXECUTION COPY

SETTLEMENT AGREEMENT, entered into as of March 6, 2017 (this “Agreement”), among

(a)	TerraForm Power, Inc., a Delaware corporation (“TERP Inc”);

(b)	TerraForm Power, LLC, a Delaware limited liability company (“TERP LLC”);

(c)	TerraForm Power Operating, LLC, a Delaware limited liability company (“TERP Operating”);

(d)
The direct and indirect subsidiaries of TERP Inc that have executed and delivered joinders to this Agreement (the “TERP Subsidiary Parties” and, collectively with TERP Inc, TERP LLC and TERP Operating, the “TERP Parties”);

(e)	SunEdison, Inc., a Delaware corporation (“SunEdison Inc”), for itself and on behalf of its affiliated U.S. debtors-in-possession (collectively, the “Debtors”); and

(f)
The non-debtor direct and indirect subsidiaries of SunEdison Inc that have executed and delivered joinders to this Agreement (other than GLBL (defined below), the TERP Parties and any other direct and indirect subsidiaries of TERP Operating) (the “SunEdison Subsidiary Parties” and, collectively with the Debtors, the “SunEdison Parties”).

RECITALS

WHEREAS, on July 23, 2014, SunEdison Inc and certain of its direct and indirect subsidiaries (other than TERP and GLBL (each defined below)) consummated the initial public offering of Class A common stock of TERP Inc (the “Class A Common Stock”), after giving effect to which SunEdison (defined below) (i) retained Class B common stock of TERP Inc (the “Class B Common Stock”), and (ii) entered into a limited liability company agreement with TERP LLC and other related agreements with TERP (the “IPO Arrangements”) setting forth various rights of TERP and SunEdison Inc and certain of its direct and indirect subsidiaries;

WHEREAS, on April 21, 2016 (the “Petition Date”) and at various dates thereafter, the Debtors commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re SunEdison, Inc., et al., Case No. 16-10992 (SMB) (the “Chapter 11 Cases”);

WHEREAS, TERP Inc, TERP LLC, TERP Operating and the direct and indirect subsidiaries of TERP Operating (collectively, “TERP”) have asserted – and SunEdison Inc and its direct and indirect subsidiaries (other than TERP and GLBL (defined below)) (collectively, “SunEdison”) has contested or may contest – various claims and defenses against SunEdison, including without limitation: (i) prepetition unsecured claims as set forth in the September 23, 2016 proof of claim and October 7, 2016 amended proof of claim filed by TERP Inc in the Chapter 11 Cases (the “TERP GUC Claims”); (ii) additional prepetition unsecured claims expected to arise upon rejection of some or all of the IPO Arrangements and other prepetition executory contracts between TERP and the Debtors (the “TERP Rejection Claims”); (iii) recoupment and other legal and equitable defenses to performance by TERP of its obligations under allegedly defaulted and/or rejected IPO Arrangements, including with respect to any potential suit to receive distributions from TERP or to transfer or convert contractual and other entitlements in TERP into Class A Common Stock (the “TERP Contractual Defenses”); and (iv) claims and potential claims against SunEdison allegedly entitled to administrative priority under the Bankruptcy Code and other applicable law (the “TERP Administrative Claims”, and together with the TERP GUC Claims, the TERP Rejection Claims and TERP Contractual Defenses, the “TERP Claims”);

WHEREAS, TERP has asserted – and SunEdison has contested or may contest – that, absent assumption of the IPO Arrangements in accordance with the Bankruptcy Code, TERP is not required to make distributions to SunEdison, to convert SunEdison’s interests in TERP LLC into Class A Common Stock or to perform other material obligations arising under the IPO Arrangements, and TERP has indicated that it does not intend to do so (and SunEdison will contest any such action by TERP) unless (i) an acceptable settlement with SunEdison is implemented that resolves the TERP Claims and the other disputes between TERP and SunEdison, or (ii) a court of competent jurisdiction issues a final order directing TERP’s performance;

WHEREAS, the Debtors have asserted (and the Committee (defined below) has sought to assert derivatively on the Debtors’ behalf) – and TERP has contested or may contest – various claims against TERP in respect of the Debtors’ alleged right to avoid, pursuant to sections 544, 547, 548 and 550 of the Bankruptcy Code, certain transfers made by the Debtors to TERP prior to the Petition Date, including under the IPO Arrangements and subsequent transfers (the “Avoidance Actions”), along with various other claims against TERP (the “Other SunEdison Claims”, and together with the Avoidance Actions, the “SunEdison Claims”);

WHEREAS, the TERP Parties and the SunEdison Parties (together, the “Parties”) acknowledge that litigation in connection with the TERP Claims, the SunEdison Claims and the other disputes between TERP and SunEdison would cause the Parties to incur significant costs, delay the resolution of the Chapter 11 Cases and distributions to creditors, and complicate TERP’s and SunEdison’s exploration of strategic alternatives;

WHEREAS, SunEdison has asserted – and TERP has contested or may contest – that (a) through the SUNE Stockholders’ (defined below) Class B Common Stock of TERP Inc, SunEdison Inc indirectly holds a majority of the voting power of TERP Inc, and (b) SunEdison Inc has substantial economic rights in TERP LLC through the SUNE Stockholders’ incentive distribution rights;

WHEREAS, on or about September 19, 2016, SunEdison and TERP commenced a joint marketing process to solicit bids for part or all of the outstanding equity interests in TERP, the procedures for which were negotiated by SunEdison and TERP at arm’s-length;

WHEREAS, concurrently with the TERP marketing process, the Parties have conducted lengthy, good-faith, arm’s-length negotiations regarding a comprehensive settlement of the TERP Claims and the SunEdison Claims conditioned upon the closing of a TERP strategic transaction and, at SunEdison’s request, approval of the GLBL Settlement Agreement (defined below) by SunEdison, GLBL and the Bankruptcy Court;

2

WHEREAS, on the date hereof, (a) TERP Inc, Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”) and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into the Merger and Sponsorship Transaction Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”); and (b) Parent, Merger Sub, SunEdison Inc, SunEdison Holdings Corporation, a Delaware corporation (“SHC”), SUNE ML1, LLC, a Delaware limited liability company (“SML1”) and TERP Inc. are entering into a Voting and Support Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Voting and Support Agreement”);

WHEREAS, the Merger Agreement contemplates that certain of the settlements and releases described in this Agreement will be conditions to the consummation of the transaction contemplated by the Merger Agreement;

WHEREAS, on the date hereof, TerraForm Global, Inc. (together with its direct and indirect subsidiaries, “GLBL”) and certain of its direct and indirect subsidiaries are entering into a substantially similar settlement agreement with the SunEdison Parties (the “GLBL Settlement Agreement”);

WHEREAS, the Board of Directors of TERP Inc and its Conflicts Committee and the LLC Conflicts Committee (as defined in the Amended and Restated Limited Liability Company Agreement of TERP LLC, dated as of July 23, 2014, between TERP Inc and SunEdison Holdings Corporation, and as amended from time to time) (the “LLC Conflicts Committee”) have determined that the execution, delivery and performance by TERP Inc, TERP LLC and TERP Operating LLC of this Agreement are in the best interests of TERP; and

WHEREAS, the Board of Directors of SunEdison Inc has determined that the execution, delivery and performance by the SunEdison Parties of this Agreement are in the best interests of SunEdison.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Binding Effect of Agreement.

This Agreement (i) shall be immediately binding on each TERP Party and each SunEdison Party that is not a Debtor upon such Party’s execution and delivery of (A) a signature page to this Agreement or (B) a Subsidiary Joinder (defined below); provided that the Debtors shall use commercially reasonable efforts to have any non-Debtor SunEdison entity that commences chapter 11 cases in the Bankruptcy Court after the date hereof to become a SunEdison Party for all purposes under this Agreement, and (ii) shall become binding on the Debtors upon the entry by the Bankruptcy Court of an order, substantially in the form attached hereto as Exhibit A, approving this Agreement and authorizing the Debtors to enter into and perform their obligations under this Agreement and granting further relief related thereto (the “Approval Order”); provided such Approval Order has not been stayed, reversed, vacated or modified on appeal; and provided, further, that the obligation of the Debtors under Section 2(f), Section 5 and Section 9 shall be immediately binding on the Debtors upon the execution and delivery of a signature page to this Agreement by SunEdison Inc.  Upon the execution and delivery of this Agreement, this Agreement shall supersede in all respects the Memorandum of Understanding, dated January 20, 2017, by and among SunEdison Inc, TERP Inc, TERP LLC, TerraForm Global, Inc. and TerraForm Global, LLC (the “MOU”).

3

Section 2.	Consensual Rejection of the IPO Arrangements and Conversion of SunEdison’s Interests.

(a)           Notwithstanding any alleged default under the IPO Arrangements by SunEdison or any alleged subordination or arrearage for the benefit of the holders of Class A Common Stock of TERP Inc or Class A units of TERP LLC under the terms of the IPO Arrangements, the SunEdison Parties and the TERP Parties agree that, effective as of the earlier of (x) the closing of a Jointly Supported Transaction (defined below) or (y) the consummation of the Stand-Alone Conversion (defined below) (the “Settlement Effective Time”), in exchange for (i) SunEdison Inc, SunEdison Holdings Corporation and SUNE ML1, LLC (together, the “SUNE Stockholders”) delivering to TERP Inc or its designee (x) all of the Class B Common Stock of TERP Inc issued or issuable to SunEdison and (y) all of the Class B units of TERP LLC issued or issuable to SunEdison (the “Class B Units”), in each case free and clear of any interest under section 363 of the Bankruptcy Code as provided in the Transaction Approval Order (defined below), (ii) the termination and cancellation, delivery or transfer to the Company or its designee of the incentive distribution rights as described in Section 2(d), and (iii) the releases, settlements, terminations and waivers contemplated by this Agreement, SunEdison shall receive, in the case of a Jointly Supported Transaction, 36.9% of the total consideration paid to or value received in respect of all TERP Inc equity securities (including, for the avoidance of doubt, all shares of common stock, options, restricted stock awards and restricted stock units issued and outstanding immediately prior to the consummation of such Jointly Supported Transaction) pursuant to the Jointly Supported Transaction or, in the case of a Stand-Alone Conversion, newly-issued Class A Common Stock of TERP Inc constituting 36.9% of the aggregate issued and outstanding Class A Common Stock of TERP Inc on a fully-diluted, as converted basis (including options, restricted stock awards and restricted stock units) as of the Settlement Effective Time.

(b)           If after the date hereof, the SunEdison Parties acquire Class A Common Stock of TERP (other than through conversion, exchange, redemption or termination of, or other action that would extinguish, their Class B Units and/or Class B Common Stock) and continue to be holders of such Class A Common Stock immediately prior to the closing of the Jointly Supported Transaction, upon the Settlement Effective Time, they shall receive, with respect to such Class A Common Stock and in addition to the distribution described in Section 2(a) above, their pro rata share of the total consideration paid to holders of Class A Common Stock pursuant to the Jointly Supported Transaction.

4

(c)           Upon the Settlement Effective Time, all agreements (other than this Agreement, other agreements entered into in connection with a Jointly Supported Transaction, confidentiality agreements, and the agreements set forth on Exhibit B hereto, which shall be amended from time to time to include any such additional agreements that the Parties may reasonably agree to preserve) between TERP and the Debtors shall be rejected by the applicable Debtors on the Settlement Effective Time pursuant to the Approval Order, and the TERP Parties shall be deemed to have no damages, claims or liabilities of any nature whatsoever (including, but not limited to, any administrative claims) arising from such rejections; it being understood and agreed that, subject to the occurrence of the Settlement Effective Time, the TERP Parties shall not accrue any damages or claims between the date hereof and the date of such rejections or the date of termination of this Agreement.  Upon the request of the TERP Parties or Bidder or an alternative bidder, as applicable, the Parties shall negotiate in good faith to enter into transition services agreements with TERP and/or Bidder or an alternative bidder, as applicable, with respect to such rejected agreements.  Such transition services agreements shall contain customary terms and conditions (including payment to SunEdison) that the Parties shall work in good faith to finalize prior to the execution and delivery of the Jointly Supported Transaction Agreement.  Notwithstanding anything to the contrary in this Section 2(c) or Section 2(e) below, the Parties shall negotiate in good faith a transition of certain services and other obligations to TERP related to the SunEdison Parties’ global asset management (“GAM”) business unit.

(d)           Upon the Settlement Effective Time, the incentive distribution rights issued by TERP LLC to the SUNE Stockholders shall automatically terminate and be cancelled, or be delivered to TERP LLC or its designee, in each case, on the Settlement Effective Time and the SunEdison Parties will receive, in part, the consideration set forth in Section 2(a).

(e)           Upon the Settlement Effective Time, all agreements (other than this Agreement, other agreements entered into in connection with a Jointly Supported Transaction, confidentiality agreements, and the agreements set forth on Exhibit C hereto, which shall be amended from time to time to include any such additional agreements that the Parties may reasonably agree to preserve) between the TERP Parties and any non-Debtor SunEdison Parties shall automatically terminate, and the TERP Parties and the SunEdison Parties shall be deemed to have no liability thereunder.  Upon the request of the TERP Parties or Bidder or an alternative bidder, as applicable, the Parties shall negotiate in good faith to enter into transition services agreements with TERP and/or Bidder or an alternative bidder, as applicable, with respect to such terminated agreements.  Such transition services agreements shall contain customary terms and conditions (including payment to SunEdison) that the Parties shall work in good faith to finalize prior to the execution and delivery of the Jointly Supported Transaction Agreement.  With respect to the intellectual property owned by or licensed to SunEdison and identified in Exhibit D hereto, the transition services agreements shall provide for the TERP Parties’ continued use of such intellectual property for a reasonable transition period following the Settlement Effective Time in the manner and to the extent that it was used as of immediately prior to the Settlement Effective Time; provided, that (i) such use shall be subject to the terms and conditions of the transition services agreement and any applicable agreements with third parties and (ii) the TERP Parties’ shall pay any incremental costs (including any consent costs) incurred by the Debtors for the TERP Parties to continue to use the intellectual property owned by third parties.

5

(f)           If the Debtors file any Pleading (defined below) to reject any contract between a Debtor and a third party pursuant to which, to the Debtors’ actual knowledge, such third party provides services to TERP, licenses intellectual property to SunEdison used or useful in the business of TERP or otherwise transacts indirectly with TERP (a “TERP Subcontract”), the Debtors shall notify TERP Inc in writing that the Debtors believe they have filed a Pleading to reject a TERP Subcontract, which notice shall identify such TERP Subcontract and its relationship to TERP.  If requested in writing by the TERP Parties within four business days of such notice, the Debtors shall, in lieu of rejection, use commercially reasonable efforts to assume and assign such contract to TERP at TERP’s sole cost and expense (including with respect to any cure amounts), to be paid to the Debtors and/or such third party prior to the effectiveness of any assumption and assignment thereof.  In addition, SunEdison agrees to use commercially reasonable efforts to assign to TERP, at TERP’s sole cost and expense (which shall include satisfaction of all outstanding obligations under the contracts as of their respective dates of assignment), contracts between SunE NLB-1, LLC and certain subsidiaries of FirstEnergy Corp. (the “FE Entities”) pursuant to which SunEdison resells to the FE Entities solar renewable energy credits generated at the solar system operated by TERP at the University of Maryland Eastern Shore campus (MD-08-0047), it being understood that SunEdison shall not be responsible for any cure, existing obligations or any other cost, expense or obligation associated with either the solar renewable energy credits or the assignment of any rights related thereto.

(g)          A “Jointly Supported Transaction” means (i) the transaction contemplated by the Merger Agreement or (ii) any alternative transaction that TERP Inc and SunEdison Inc have agreed in writing, each in its sole discretion, is a “Jointly Supported Transaction” for purposes of this Agreement.  A “Jointly Supported Transaction Agreement” means the Merger Agreement or the definitive documentation for another Jointly Supported Transaction, as applicable.

(h)          If the Jointly Supported Transaction Agreement is terminated pursuant to Section 8.2(c) of the Merger Agreement (or the equivalent provision of any alternative Jointly Supported Transaction  Agreement), SunEdison is in compliance with its obligations under this Agreement and the Voting and  Support Agreement and SunEdison elects by written notice to TERP within 30 days following the failure of the Requisite Company Vote (as defined in the Jointly Supported Transaction Agreement) to consummate a Stand-Alone Conversion, TERP and SunEdison shall be obligated to consummate a “Stand-Alone Conversion” as contemplated herein on a mutually-agreed business day no later than 10 days from the date of such election, and the Settlement Effective Time shall be deemed to have occurred for all purposes for this Agreement on such date.  In connection with any Stand-Alone Conversion, TERP may extend its stockholder rights plan but agrees that it shall exempt from its stockholder rights plan any direct or indirect acquisition by SunEdison (or acquisition by any creditor of SunEdison in a distribution of interests in TERP principally in exchange for claims against SunEdison or pursuant to any rights offering in respect of such claims) of any Class A Stock issued in connection with the Stand-Alone Conversion so long as SunEdison (or such creditor) delivers to TERP a voting agreement and irrevocable proxy in customary form and substance reasonably acceptable to TERP and the stockholder party thereto agreeing that, for a period of one-year from the Settlement Effective Time, one-half of the voting power of TERP held by such stockholder party shall be voted on any matter in proportion to the votes cast by stockholders not party to such a voting agreement and irrevocable proxy.

6

Section 3.	Preserved TERP Claim.

The Parties hereby agree that:

(a)          Notwithstanding the occurrence of the Settlement Effective Time and the release set forth in Section 4(a), TERP Inc shall have the right to prosecute general unsecured prepetition claims in any amount solely against SunEdison Inc in the Chapter 11 Cases (the “Preserved Comprehensive Unsecured Claim”); provided that, notwithstanding anything to the contrary herein, if the Official Committee of Unsecured Creditors in the Chapter 11 Cases (the “Committee”) executes and delivers a written agreement to support this Agreement and the settlements and releases contemplated herein on or prior to the seventh day after the date hereof, which agreement shall be satisfactory to both TERP Inc and SunEdison Inc in their respective sole discretion, and the Committee does not materially breach such agreement prior to the Settlement Effective Time, then upon the Settlement Effective Time, the Preserved Comprehensive Unsecured Claim shall be waived and released.

(b)          In the event that the Preserved Comprehensive Unsecured Claim is not waived and released under Section 3(a), the rights of the Debtors, the Committee and any other party to oppose and object to the Preserved Comprehensive Unsecured Claim on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved.

(c)          Notwithstanding the occurrence of the Settlement Effective Time, the release set forth in Section 4(a), and the waiver (if any) of the Preserved Comprehensive Unsecured Claim, TERP Inc shall have the right to prosecute a general unsecured prepetition claim in an amount not to exceed $231 million, plus fees and interest on any final judgment related thereto (if any) as determined by the applicable court, against SunEdison Inc in the Chapter 11 Cases in connection with any and all claims that the TERP Parties have now or may have in the future against the Debtors related to the matters alleged and/or the claims asserted against TERP Inc and TERP LLC in the action captioned D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016, pending in the Supreme Court of the State of New York, County of New York (including any appeal or settlement of such action) (the “Preserved DE Shaw Unsecured Claim”), and the rights of the Debtors and the Committee to oppose and object to any such general unsecured prepetition claim on any grounds are preserved.

7

Section 4.	Mutual Releases.

(a)          Effective upon the Settlement Effective Time, the TERP Parties, for themselves and on behalf of their respective trustees, executors, estates, heirs and assigns (the “TERP Releasing Parties”) hereby fully and forever release, discharge and acquit SunEdison and SunEdison’s trustees, executors, estates, heirs and assigns, and each of their respective current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors, in each case solely in their capacities as such (other than TERP and GLBL) (the “SunEdison Released Parties”) from any and all claims, actions, suits, debts, covenants, contracts, controversies, agreements, promises, judgments, executions, rights, damages, costs, expenses, claims, and any and all demands and causes of action of every kind, nature and character whatsoever, at law or in equity, whether based on contract (including, without limitation, quasi contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of fiduciary duty, recklessness, gross negligence, willful misconduct or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent (collectively, “Claims”), that the TERP Releasing Parties ever had, now have or may hereafter have against the SunEdison Released Parties for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the Settlement Effective Time, including but not limited to the TERP Claims; provided that the TERP Releasing Parties do not release, discharge or acquit the SunEdison Released Parties from (i) any Claim to enforce, or for damages for breach of, this Agreement, the Jointly Supported Transaction Agreement, the Voting and Support Agreement, any agreement not rejected or terminated pursuant to Section 2(c) and 2(e), or any other contract, instrument, release or other agreement or document created or entered into in connection with this Agreement or the Jointly Supported Transaction, or (ii) the Preserved Comprehensive Unsecured Claim and the Preserved DE Shaw Unsecured Claim or (iii) any Claim against any direct or indirect subsidiary of SunEdison Inc that is not a SunEdison Party and that commences any action or proceeding with respect to a Claim against a TERP Released Party (as defined below) other than a Claim described in the proviso in Section 4(b)(i) below.

(b)          Effective upon the Settlement Effective Time, the SunEdison Parties, for themselves and on behalf of their respective trustees, executors, estates, heirs and assigns (the “SunEdison Releasing Parties”) hereby fully and forever release, discharge and acquit TERP and TERP’s trustees, executors, estates, heirs and assigns, and each of their respective current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors, in each case solely in their capacities as such (other than SunEdison and GLBL) (the “TERP Released Parties”) from any and all Claims that the SunEdison Releasing Parties ever had, now have or may hereafter have against the TERP Released Parties for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the Settlement Effective Time, including but not limited to the SunEdison Claims; provided that the SunEdison Releasing Parties do not release, discharge or acquit the TERP Released Parties from (i) any Claim to enforce, or for damages for breach of, this Agreement, the Jointly Supported Transaction Agreement, the Voting and Support Agreement, any agreement not rejected or terminated pursuant to Section 2(c) and 2(e), or any other contract, instrument, release or other agreement or document created or entered into in connection with this Agreement or the Jointly Supported Transaction or (ii) any Claim against any direct or indirect subsidiary of TERP Inc that is not a TERP Party and that commences any action or proceeding with respect to a Claim against a SunEdison Released Party (as defined below) other than a Claim described in the proviso at Section 4(a)(i) or 4(a)(ii) above.

8

(c)           The Parties hereby agree to hold in abeyance any and all discovery requests related to (i) any Claims released in this Section 4 unless and until this Agreement is terminated in accordance with its terms, and (ii) the Preserved Comprehensive Unsecured Claim until the Approval Order has been entered; provided that the SunEdison Parties reserve the right to make discovery requests relating to Claims brought against SunEdison by entities other than the TERP Releasing Parties and, subject to the potential applicability of the automatic stay, the TERP Parties reserve the right to make discovery requests relating to Claims brought against TERP by entities other than the SunEdison Releasing Parties.

(d)           Notwithstanding anything to the contrary in this Section 4, the Parties’ rights, if any, to access any insurance policies, including those under which SunEdison or TERP is insured, or the proceeds thereof in their respective capacities as insureds thereunder, including, but not limited to, (i) directors’ and officers’ insurance policies, (ii) employee liability insurance policies, (iii) property, casualty and liability insurance policies and (iv) module and other warranty insurance policies, shall not be affected or diminished by this Agreement (even if Claims related thereto are released against the SunEdison Released Parties or the TERP Released Parties pursuant to this Agreement), and the rights and defenses of all Parties are reserved with respect thereto.

(e)           For the avoidance of doubt, nothing in this Agreement is intended, or shall be construed, to release any Claims by or on behalf of (i) the TERP Parties against TERP’s own current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors acting in their capacities as such (regardless of whether such persons are or were also officers, directors or employees of SunEdison), or (ii) the SunEdison Parties against SunEdison’s own current and former partners, agents, officers, directors, employees, representatives, attorneys, successors and predecessors acting in their capacities as such (regardless of whether such persons are or were also officers, directors or employees of TERP).

(f)           Effective upon the entry of the Approval Order, (i) the TERP Releasing Parties hereby fully and forever release, discharge and acquit any Buyer of any and all renewable energy projects owned by SunEdison (the “SunEdison Projects”) from any and all Claims arising out of, in connection with, or relating to their acquisition of such SunEdison Projects (which shall include, without limitation, the release and waiver of any right of first offer or similar rights held by the TERP Releasing Parties in connection with any SunEdison Projects, and shall extend to the SunEdison Project companies themselves; provided that it is agreed and stipulated that, prior to the Settlement Effective Time upon which time the releases in Section 4(a) shall become effective, such releases and waivers shall not reduce, diminish or modify TERP’s Claims against the Debtors in the Chapter 11 Cases in any respect, with such Claims to be treated as if such releases and waivers were never granted, other than any acquisition of SunEdison Projects in connection with such Buyer’s or its affiliates’ direct or indirect acquisition of all or a part of the equity or assets of TERP or GLBL (under a sale, plan of reorganization, plan of liquidation or otherwise), and (ii) except to the extent previously provided by a Final Order of the Bankruptcy Court, the SunEdison Releasing Parties hereby fully and forever release, discharge and acquit any Buyer of a UK Project Company (and, effective upon the consummation of Buyer’s acquisition of the UK Project Companies, the UK Project Companies themselves) from any and all Claims in respect of prepetition transfers from SunEdison to the UK Project Companies, including any Avoidance Actions.  For purposes of this Section 4(f), (A) “Buyer” means any prospective or actual third-party buyer of a SunEdison Project or UK Project Company, as applicable, or any debt or equity investor in such entity, in each case, solely in such capacity, (B) the “UK Project Companies” means the companies set forth on Exhibit A attached to the Debtors’ Motion for Order Pursuant to Bankruptcy Code Sections 105 and 363(b) and Bankruptcy Rules 6004 and 9019 Authorizing and Approving the Release of Certain Claims in Connection with Certain UK Sales [Docket No. 2512].  Notwithstanding anything to the contrary in this Agreement, the releases contained in this Section 4(f) shall survive the termination of this Agreement.

9

(g)          THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Section 5.	SunEdison’s Support Obligations.

(a)          Within four (4) business days of the date hereof, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the Approval Order.

(b)          The Debtors shall use commercially reasonable efforts to obtain entry of the Approval Order and the GLBL Approval Order (defined below) and to make such orders Final Orders, in each case, as promptly as possible.  For the avoidance of doubt, commercially reasonable efforts shall include the proposal of Potential Avoidance Claims Allocations (as such term is defined in the Approval Order) that the Debtors believe to be reasonable and consistent with the applicable legal standards for entry of the Approval Order and the GLBL Approval Order.  SunEdison shall request an initial hearing date with respect to the Approval Order and GLBL Approval Order to be scheduled no later than April 10, 2017.  A “Final Order” means an order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, either (i) no stay of such order or judgment shall be in effect, (ii) no motion or application for a stay of such order or judgment shall be filed and pending or such motion or application shall have been denied, or (iii) if a stay of such order or judgment has been granted, then (x) the stay shall have been dissolved or (y) such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

10

(c)          The SunEdison Parties shall pursue in good faith the satisfaction of the conditions precedent to the transactions contemplated by the Merger Agreement or any alternative Jointly Supported Transaction Agreement.

(d)          Until the Settlement Effective Time, the SunEdison Parties shall cooperate in good faith with TERP to resolve, prior to the Settlement Effective Time, administrative and operational matters and outstanding ordinary course claims between TERP and SunEdison, including the claims and matters listed on Exhibit E; provided that the TERP Parties shall reimburse (or shall cause their subsidiaries that are not TERP Parties to reimburse) SunEdison for the reasonable and documented out-of-pocket costs of engaging third parties (other than the Debtors’ retained professionals in the Chapter 11 Cases) to provide administrative or operational services to TERP.

(e)          Except as contemplated by the Voting and Support Agreement, the SunEdison Parties shall not, without the prior written consent of TERP Inc and TERP LLC, (i) file or support any motion, application, pleading or other document, including any plan of reorganization and the disclosure statement relating thereto (each, a “Pleading” and collectively, “Pleadings”) (or make any comments on the record before the Bankruptcy Court), or (ii) enter into, or agree to enter into, any disposition or transfer of any assets of TERP or equity interests in TERP or other transaction, in each of cases (i) and (ii) that is inconsistent with this Agreement, a Consistent Plan (defined below) or the Jointly Supported Transaction or that in any way undermines their support for this Agreement.  The SunEdison Parties shall use commercially reasonable efforts to work collaboratively with TERP to implement the settlement and other obligations set forth in this Agreement; provided that prior to the entry of the Transaction Approval Order (defined below), the restrictions and obligations in this paragraph (e) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of SunEdison Inc has determined in good faith based on the information then available and after consultation with SunEdison Inc’s financial and legal advisors is reasonably likely to result in a SunEdison Standalone Superior Proposal (as defined in the Voting and Support Agreement as in effect on the date hereof).

(f)          Except as contemplated by the Voting and Support Agreement, the SunEdison Parties shall not, without the prior written consent of TERP Inc and TERP LLC, directly or indirectly, seek, solicit, negotiate, support, propose, entertain or engage in any discussions or other communications relating to, or enter into any agreements or arrangements relating to, any transaction or any plan of reorganization or liquidation unless such transaction or plan is consistent with this Agreement or the Jointly Supported Transaction, and also seek, in the case of a plan of reorganization or liquidation (such plan, a “Consistent Plan”), exculpations (to the extent permitted under applicable law) for TERP Inc, TERP LLC and their respective former and current partners, agents, officers, directors, employees, representatives, attorneys and advisors (who served in such roles after the Petition Date); provided that prior to the entry of the Transaction Approval Order, the restrictions and obligations in this paragraph (f) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of SunEdison Inc has determined in good faith based on the information then available and after consultation with SunEdison Inc’s financial and legal advisors is reasonably likely to result in a SunEdison Standalone Superior Proposal (as defined in the Voting and Support Agreement as in effect on the date hereof).

11

(g)          Subject to Section 5(f) above, the SunEdison Parties agree that they will promptly (and, in any event, within twenty-four (24) hours) notify TERP Inc and TERP LLC if SunEdison receives any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined in the Jointly Supported Transaction Agreement or, prior to execution and delivery of the Jointly Supported Transaction Agreement, the latest draft Jointly Supported Transaction Agreement approved by each of TERP Inc, TERP LLC and SunEdison Inc, as applicable), any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of the person or group of persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep TERP Inc reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(h)          The SunEdison Parties shall use commercially reasonable efforts to cause SunEdison Inc’s non-debtor direct and indirect subsidiaries to execute and deliver joinders to this Agreement substantially in the form of Exhibit F (“Subsidiary Joinders”) to SunEdison Inc, TERP Inc, TERP LLC and TERP Operating on or prior to the Settlement Effective Time.

Section 6.	TERP’s Support Obligations.

(a)          The TERP Parties shall pursue in good faith the satisfaction of the conditions precedent to the transactions contemplated by the Merger Agreement or any alternative Jointly Supported Transaction Agreement.

(b)          Until the Settlement Effective Time, the TERP Parties shall cooperate in good faith with SunEdison to resolve, prior to the Settlement Effective Time, administrative and operational matters and outstanding ordinary course claims between TERP and SunEdison, including the claims and matters listed on Exhibit E; provided that the SunEdison Parties shall reimburse (or shall cause their subsidiaries that are not SunEdison Parties to reimburse) TERP for the reasonable and documented out-of-pocket costs of engaging third parties (other than TERP’s retained general corporate professionals) to provide administrative or operational services to SunEdison.

(c)          The TERP Parties shall not, without the prior written consent of SunEdison Inc, file or support any Pleading (or make any comments on the record before the Bankruptcy Court) that is inconsistent with this Agreement or the Jointly Supported Transaction, or that in any way undermines their support for this Agreement.  The TERP Parties shall use commercially reasonable efforts to work collaboratively with SunEdison to implement the settlement and other obligations set forth in this Agreement; provided that prior to the time the Requisite Company Vote is obtained, the restrictions and obligations in this paragraph (c) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of TERP Inc and the LLC Conflicts Committee has determined in good faith based on the information then available and after consultation with TERP’s financial and legal advisors is reasonably likely to result in a Superior Proposal (as defined in the Jointly Supported Transaction Agreement).

12

(d)          The TERP Parties shall support, and not, directly or indirectly, object to, litigate against, or otherwise impair, hinder, or delay the Debtors’ pursuit of entry of the Approval Order.

(e)          Except with the prior written consent of SunEdison Inc, the TERP Parties shall not, directly or indirectly, seek, solicit, negotiate, support, propose, entertain or engage in any discussions or other communications relating to, or enter into any agreements or arrangements relating to, any transaction, settlement with SunEdison or plan of reorganization or liquidation for the Debtors unless such transaction, settlement or plan is consistent with this Agreement and the Jointly Supported Transaction; provided that prior to the time the Requisite Company Vote is obtained, the restrictions and obligations in this paragraph (e) shall not apply in the event of any unsolicited, bona fide proposal that the Board of Directors of TERP Inc and the LLC Conflicts Committee has determined in good faith based on the information then available and after consultation with TERP’s financial and legal advisors is reasonably likely to result in a Superior Proposal (as defined in the Jointly Supported Transaction Agreement).

(f)          Subject to Section 6(e) above, the TERP Parties agree that they will promptly (and, in any event, within twenty-four (24) hours) notify SunEdison Inc if TERP receives any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined in the Jointly Supported Transaction Agreement), any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of the person or group of persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep SunEdison Inc reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(g)          The TERP Parties shall use commercially reasonable efforts to cause the direct and indirect subsidiaries of TERP Inc to execute and deliver Subsidiary Joinders to SunEdison Inc, TERP Inc, TERP LLC and TERP Operating on or prior to the Settlement Effective Time, including, without limitation,  any direct or indirect subsidiaries of TERP Inc that have or may file claims in the Chapter 11 Cases.

Section 7.	Representations and Warranties of the Parties.

To induce each other Party to enter into and perform its obligations under this Agreement, each Party, severally but not jointly, represents, warrants and acknowledges, as of the date hereof and as of Settlement Effective Time, as follows:

13

(a)          Authority.  (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all the requisite corporate, partnership, limited liability company or other power and authority to execute and deliver this Agreement and perform its obligations under this Agreement, and (ii) the execution, delivery and performance by it under this Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party (other than a Jointly Supported Transaction Agreement and the Voting and Support Agreement) and the consummation of the transactions contemplated herein and therein (other than an Exclusivity Agreement or a Jointly Supported Transaction), have been duly authorized by all necessary action on its part (including, in the case of the TERP Parties (other than TERP Inc), approval of the LLC Conflicts Committee), and no other actions or proceedings on its part are necessary to authorize and approve this Agreement, other than, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(b)          Validity.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(c)          No Conflict. Its execution, delivery and performance (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its or their subsidiaries’ certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(d)          Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority or regulatory body is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by it of this Agreement, subject to, in the case of the Debtors, the entry by the Bankruptcy Court of the Approval Order.

(e)          No Reliance.  It (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement, and (iv) has independently and without reliance upon any other Party, or any of its affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

Section 8.	Termination.

(a)          This Agreement may be terminated at any time prior to the Settlement Effective Time by the mutual written consent of SunEdison Inc, TERP Inc and TERP LLC.

14

(b)          This Agreement may be terminated at any time prior to the Settlement Effective Time by written notice from TERP Inc or TERP LLC if the TERP Parties are not in material breach of any of their representations, warranties, covenants or agreements under this Agreement, and:

(i)          (A) there has been a material breach of any representation, warranty, covenant or agreement made by the SunEdison Parties in this Agreement or the Voting and Support Agreement, and (B) such breach has not been cured by the SunEdison Parties within ten (10) business days after receipt of written notice thereof from TERP Inc or TERP LLC demanding such cure;

(ii)          a motion seeking entry of the Approval Order has not been filed with the Bankruptcy Court within four (4) business days after the date hereof and the reason for such failure to file the motion is not the TERP Parties’ failure to consent to the form thereof;

(iii)          the Bankruptcy Court enters an order that is materially inconsistent in a manner adverse to the TERP Parties with the Approval Order or the order approving the GLBL Settlement Agreement (the “GLBL Approval Order”);

(iv)         an order in form and substance reasonably acceptable to TERP and to the Debtors approving the Debtors’ entry into the Voting and Support Agreement and authorizing a Jointly Supported Transaction (the “Transaction Approval Order”) (A) has not been entered by the Bankruptcy Court on or before May 18, 2017; provided that such date shall be extended to June 30, 2017 if the Debtors are prosecuting entry of the Transaction Approval Order in good faith in a contested matter or (B) the Transaction Approval Order has not become a Final Order by July 15, 2017;

(v)          the Approval Order and an order approving the GLBL Settlement Agreement (the “GLBL Approval Order”) (A) have not each been entered by the Bankruptcy Court on or before May 18, 2017; provided that such date shall be extended to June 30, 2017 if the Debtors are prosecuting entry of the Approval Order and/or the GLBL Approval Order in good faith in a contested matter or (B) the Approval Order and the GLBL Approval Order have not become Final Orders by July 15, 2017;

(vi)         the SunEdison Parties file a Pleading that is materially inconsistent with this Agreement, if such Pleading is not withdrawn, after receipt of written notice thereof from TERP Inc or TERP LLC, prior to the earlier of (A) the third (3rd) business day after receipt of such notice and (B) the hearing to which such Pleading pertains;

(vii)         the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, and such dismissal or conversion contains provisions that are materially and adversely inconsistent with this Agreement, the Approval Order or the GLBL Approval Order;

15

(viii)       subject to Section 8(d), the Voting and Support Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(ix)          subject to Section 8(d), the Jointly Supported Transaction Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction; or

(x)          the SunEdison Parties fail to use commercially reasonable efforts to cause the execution and delivery of the Subsidiary Joinders for each of SunEdison Inc’s non-debtor direct and indirect subsidiaries reasonably requested by TERP by the earlier of (A) July 1, 2017 and (B) ten (10) business days prior to the expected Settlement Effective Time; provided that prior to exercising such right to terminate this Agreement, TERP Inc or TERP LLC shall provide written notice to the SunEdison Parties identifying any such subsidiaries.  If, within nine (9) business days after receipt of such notice, the SunEdison Parties cause such subsidiaries to execute and deliver Subsidiary Joinders, then TERP Inc and TERP LLC shall not be entitled to terminate this Agreement pursuant to this Section 8(b)(x).

(c)          This Agreement may be terminated at any time prior to the Settlement Effective Time by written notice from SunEdison Inc if the SunEdison Parties are not in material breach of any of their representations, warranties, covenants or agreements under this Agreement, and:

(i)          (A) there has been a material breach of any representation, warranty, covenant or agreement made by the TERP Parties in this Agreement, and (B) such breach has not been cured by the TERP Parties within ten (10) business days after receipt of written notice thereof from SunEdison Inc demanding such cure;

(ii)          the TERP Parties file a Pleading that is materially inconsistent with this Agreement, if such Pleading is not withdrawn, after receipt of written notice thereof from SunEdison Inc, prior to the earlier of (A) the third (3rd) business day after receipt of such notice and (B) the hearing to which such Pleading pertains;

(iii)          subject to Section 8(d), the Jointly Supported Transaction Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(iv)         subject to Section 8(d), the Voting and Support Agreement is terminated in accordance with its terms in the absence of, at the time of such termination, an alternative Jointly Supported Transaction;

(v)          the Transaction Approval Order has not been entered by the Bankruptcy Court on or before July 31, 2017;

(vi)         the Approval Order and the GLBL Approval Order have not been entered by the Bankruptcy Court on or before July 31, 2017; or

16

(vii)        the TERP Parties fail to use commercially reasonable efforts to cause the execution and delivery of the Subsidiary Joinders by each of direct and indirect subsidiaries of TERP Operating by the earlier of (A) July 1, 2017 and (B) ten (10) business days prior to the expected Settlement Effective Time; provided that prior to exercising such right to terminate this Agreement, SunEdison Inc shall provide written notice to the TERP Parties identifying any such subsidiaries.  If, within nine (9) business days after receipt of such notice, the TERP Parties either (A) cause such subsidiaries to execute and deliver Subsidiary Joinders or (B) provide the SunEdison Parties with an indemnity, on terms substantially in the form attached hereto as Exhibit G, for any Claims asserted against the SunEdison Parties by such subsidiaries that, if such subsidiaries executed and delivered Subsidiary Joinders, would be released pursuant to this Agreement against the Parties, then SunEdison Inc shall not be entitled to terminate this Agreement pursuant to this Section 8(c)(vii).

(d)          Notwithstanding the foregoing, if the Jointly Supported Transaction Agreement is terminated pursuant to Section 8.2(c) of the Merger Agreement (or the equivalent provision of any alternative Jointly Supported Transaction Agreement), no Party shall have the right to terminate this Agreement pursuant to clause (viii) or (ix) of Section 8(b) or clause (iii) or (iv) of Section 8(c) of this Agreement unless and until SunEdison has failed to elect to consummate a Stand-Alone Conversion on a timely basis and in accordance with Section 2(h) of this Agreement.

(e)          Upon termination of this Agreement in accordance with this Section 8, excluding the provisions of this Agreement that expressly survive any termination thereof: (i) this Agreement shall be of no further force and effect and (ii) each Party shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had had it not entered into this Agreement; provided, however, that upon such termination, nothing contained herein shall be deemed or construed as a waiver, admission, concession, res judicata, collateral estoppel, or otherwise relevant in connection with any subsequent action, cause of action, or proceeding.

(f)           Notwithstanding anything to the contrary in this Section 8, no Party may terminate this Agreement pursuant to Section 8(b) (other than clauses (i) and (ix) thereunder) or Section 8(c) (other than clauses (i) and (iii) thereunder) after the time the Requisite Company Vote is obtained.

Section 9.	Transfers and Conversions.

(a)           Each of the TERP Parties agrees that, during the term of this Agreement, it shall not directly or indirectly, sell, transfer, convey, participate, assign, encumber, hypothecate or otherwise dispose of, in whole or in part, (“Transfer”) any Claims that it has against SunEdison, and each of the SunEdison Parties agrees that, during the term of this Agreement, it shall not directly or indirectly, sell, transfer, convey, participate, assign, encumber, hypothecate or otherwise dispose of, in whole or in part, any Claims that it has against TERP; provided that in each case, a Party may pledge or encumber Claims in connection with existing secured debt incurred or guaranteed by such Party or the refinancing or modification thereof.

17

(b)          During the term of this Agreement, the SunEdison Parties agree that,  except pursuant to the Stand-Alone Conversion, they shall not (i) seek to convert, exchange, redeem, terminate or take any other action that would extinguish their Class B Units and or Class B Common Stock into Class A Common Stock, other than at the closing of a Jointly Supported Transaction in accordance with the terms of a Jointly Supported Transaction Agreement or in connection with a Stand-Alone Conversion pursuant to Section 2(h) of this Agreement, or (ii) Transfer any Class B Units or Class B Common Stock to any entity that is not, at the time of such transfer, a SunEdison Party.

Section 10.	Miscellaneous.

(a)          Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto, including the MOU.  The Parties acknowledge that the terms set forth in this Agreement do not represent, nor should they be construed as, a binding commitment or obligation of any TERP Parties or SunEdison Parties to enter into a Jointly Supported Transaction Agreement.

(b)          Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.  Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court and, solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any party, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.  Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(b).  It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach by the other to the extent permitted by law.

(c)          Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

18

(d)          Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

(e)          Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement among the Parties.  Nothing herein shall be deemed an admission of any kind.  To the extent provided by Federal Rule of Evidence 408, and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than proceedings to approve the Approval Order or to enforce the terms of this Agreement.

(f)           Successors and Assigns; No Third Party Beneficiaries.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  Except as otherwise explicitly set forth herein, nothing in this Agreement is intended to benefit or create any right or cause of action in or on behalf of any person other than the Parties (and their affiliated persons and entities who are expressly described as beneficiaries of the releases and settlements set forth herein).

(g)          Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

if to SunEdison Inc or the SunEdison Parties, to:

SunEdison, Inc.
13736 Riverport Dr.
Maryland Heights, Missouri 63043
Attn:      General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:      Jay M. Goffman and J. Eric Ivester
Email:     jay.goffman@skadden.com
eric.ivester@skadden.com

if to TERP Inc, to:

19

TerraForm Power, Inc.
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn:     General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Andrew G. Dietderich
Email:     dietdericha@sullcrom.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: Avner Bengera
Email: avner.bengera@hugheshubbard.com

if to TERP LLC or the TERP Parties, to:

TerraForm Power, LLC
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn:     General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Andrew G. Dietderich
Email:    dietdericha@sullcrom.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: Avner Bengera
Email: avner.bengera@hugheshubbard.com

20

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.  Notwithstanding the potential applicability of the automatic stay of section 362 of the Bankruptcy Code, the Debtors consent to the TERP Parties’ delivery of notices to the Debtors pursuant to this Agreement.

(h)          Amendments.  This Agreement may not be modified or amended in any way except in a writing with the mutual agreement of SunEdison Inc, TERP Inc and TERP LLC.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

21

[SIGNATURE PAGES TO BE INSERTED]

EXHIBIT A

Approval Order

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

In re: SUNEDISON, INC., et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 16-10992 (SMB) (Jointly Administered)
:

ORDER GRANTING DEBTORS’ MOTION FOR ORDER PURSUANT TO BANKRUPTCY CODE SECTIONS 105, 363(B), AND 365 AND BANKRUPTCY RULES 6004 AND 9019 AUTHORIZING AND APPROVING CERTAIN SETTLEMENT AGREEMENTS AMONG THE DEBTORS AND THE YIELDCOS

[1]
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number are as follows: SunEdison, Inc. (5767); SunEdison DG, LLC (N/A); SUNE Wind Holdings, Inc. (2144); SUNE Hawaii Solar Holdings, LLC (0994); First Wind Solar Portfolio, LLC (5014); First Wind California Holdings, LLC (7697); SunEdison Holdings Corporation (8669); SunEdison Utility Holdings, Inc. (6443); SunEdison International, Inc. (4551); SUNE ML 1, LLC (3132); MEMC Pasadena, Inc. (5238); Solaicx (1969); SunEdison Contracting, LLC (3819); NVT, LLC (5370); NVT Licenses, LLC (5445); Team-Solar, Inc. (7782); SunEdison Canada, LLC (6287); Enflex Corporation (5515); Fotowatio Renewable Ventures, Inc. (1788); Silver Ridge Power Holdings, LLC (5886); SunEdison International, LLC (1567); Sun Edison LLC (1450); SunEdison Products Singapore Pte. Ltd. (7373); SunEdison Residential Services, LLC (5787); PVT Solar, Inc. (3308); SEV Merger Sub Inc. (N/A); Sunflower Renewable Holdings 1, LLC (6273); Blue Sky West Capital, LLC (7962); First Wind Oakfield Portfolio, LLC (3711); First Wind Panhandle Holdings III, LLC (4238); DSP Renewables, LLC (5513); Hancock Renewables Holdings, LLC (N/A); EverStream HoldCo Fund I, LLC (9564); Buckthorn Renewables Holdings, LLC (7616); Greenmountain Wind Holdings, LLC (N/A); Rattlesnake Flat Holdings, LLC (N/A); Somerset Wind Holdings, LLC (N/A); SunE Waiawa Holdings, LLC (9757); SunE MN Development, LLC (8669); SunE MN Development Holdings, LLC (5388); and SunE Minnesota Holdings, LLC (8926).  The address of the Debtors’ corporate headquarters is 13736 Riverport Dr., Maryland Heights, Missouri 63043.

Upon the motion (the “Motion”)2 of the Debtors for an Order, pursuant to sections 105(a), 363(b), and 365 of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 9019 and 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (a) authorizing and approving the Debtors’ entry into (i) that certain Settlement Agreement, dated as of March 6, 2017, by and among the SunEdison Parties and the TERP Parties, attached hereto as Annex A (the “TERP Settlement Agreement”) and (ii) that certain Settlement Agreement, dated as of March 6, 2017, by and among the SunEdison Parties and the Global Parties, attached hereto as Annex B (the “GLBL Settlement Agreement,” and together with the TERP Settlement Agreement, the “Settlement Agreements”), (b) approving the Debtors’ performance of their obligations under the Settlement Agreements, (c) approving and effectuating (i) the releases provided by (x) the TERP Releasing Parties as and to the full extent set forth in Section 3(a), if applicable, and Section 4(a) and 4(f) of the TERP Settlement Agreement and (y) the SunEdison Releasing Parties as and to the full extent set forth in Section 4(b) of the TERP Settlement Agreement (collectively, the “TERP Releases”) and (ii) the releases provided by (x) the GLBL Releasing Parties as and to the full extent set forth in Section 3(a), if applicable, and Sections 4(a) and 4(f) of the GLBL Settlement Agreement and (y) the SunEdison Releasing Parties as and to the full extent set forth in Section 4(b) of the GLBL Settlement Agreement (collectively, the “GLBL Releases” and together with the TERP Releases, the “Releases”), in each case, solely when effective under the terms of the applicable Settlement Agreement, and (d) approving the allocation of the consideration to be received by the Debtors on account of the Avoidance Actions in connection with the Jointly Supported Transaction; and upon the supporting Declarations; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and other parties in interest; and good cause appearing therefor, it is hereby

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

FOUND AND DETERMINED THAT:3

A.           Jurisdiction and Venue.  The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b).  Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.
B.            Hearing and Notice.  A hearing on the Motion was held by this Court on  [●], 2017 (the “Hearing”).  As evidenced by the affidavits of service previously filed with the Court, and based on the representations of counsel at the Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Hearing, and the Settlement Agreements has been provided in accordance with sections 362, 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 9006, Rule 6006-1 of the Local Rules for the United States Bankruptcy Court for the Southern District of New York (the “Local Bankruptcy Rules”) and this Court’s case management procedures, (ii) such notice was good, sufficient, and appropriate under the particular circumstances, and (iii) no other or further notice of the Motion, the Hearing, or the Settlement Agreements is or shall be required.
C.            Opportunity to Object.  A fair and reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities.

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

D.           Settlement and Compromise.  As is more specifically described in the recitals to the Settlement Agreements, the Debtors have asserted claims against the Yieldcos, the Yieldcos have asserted claims against the Debtors, and each has asserted defenses to the rights and claims of the other (collectively, the “Claims and Defenses”).  The Claims and Defenses include allegations by the Debtors that certain transfers to or for the benefit of the Yieldcos or the value thereof are avoidable by or payable to the Debtors (the “Potential Avoidance Claims”).4  The Motion describes, and each Settlement  Agreement contemplates, a comprehensive release and settlement of certain Claims and Defenses (the “Yieldco Compromises and Settlements”), which are supported by valuable consideration.  Specifically, (i) the TERP Settlement Agreement provides that, subject to its terms and conditions, (A) solely in accordance with Section 2(a) thereof, upon the closing of a Jointly Supported Transaction for TERP, the Debtors shall receive 36.9% of the total consideration paid to or value received in respect of all TERP Inc equity securities (including, for the avoidance of doubt, all shares of common stock, options, restricted stock awards and restricted stock units issued and outstanding immediately prior to the consummation of such Jointly Supported Transaction) (the “M&A Conversion”) and (B) solely in accordance with Sections 2(a) and Section 2(h) thereof, if the Jointly Supported Transaction Agreement is terminated under certain circumstances, SunEdison shall have the right to elect to receive newly-issued Class A Common Stock of TERP Inc constituting 36.9% of the aggregate issued and outstanding Class A Common Stock of TERP Inc on a fully-diluted, as converted basis (including options, restricted stock awards and restricted stock units) as of the issuance of such Class A Common Stock (the “Stand-Alone Conversion,” and together with the M&A Conversion, the “TERP Settlement Value”), and  (ii) the GLBL Settlement Agreement provides that, subject to its terms and conditions and solely in accordance with Section 2(a) thereof, upon the closing of a Jointly Supported Transaction for GLBL, the Debtors shall receive 25.0% of the total consideration paid to or value received in respect of all GLBL Inc equity securities (including shares of common stock, options, restricted stock awards and restricted stock units) (the “GLBL Settlement Value” and, together with TERP Settlement Value, the “Aggregate Settlement Value”), in each case, pursuant to the applicable Jointly Supported Transaction.

[4]
On November 7, 2016, the Committee filed the Motion of Official Committee of Unsecured Creditors for (I) Leave, Standing and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of Debtors’ Estates and (II) Settlement Authority [Docket No. 1557] (the “UCC Standing Motion”) seeking other things, leave, standing and authority to prosecute the Potential Avoidance Claims.

E.            Releases.  The Releases, as and to the fullest extent set forth in the TERP Settlement Agreement and GLBL Settlement Agreement, respectively, are critical to the settlements and compromises thereunder, are supported by fair and reasonable consideration, are in the best interests of the Debtors’ estates, and, accordingly, are hereby approved pursuant to Bankruptcy Rule 9019; are subject to the conditions, limitations, exclusions, and stipulations set forth in the applicable Settlement Agreement in all respects, and shall only be effective when effective under the applicable Settlement Agreement.
F.            Allocation of Sale Consideration to Potential Avoidance Claims. In the Motion and supporting declarations, the Debtors set forth the amount and their analysis regarding the deemed allocation, for purposes of implementing the Yieldco Compromises and Settlements, of the Aggregate Settlement Value on account of the Debtors’ release of Potential Avoidance Claims: $_________________ of cash or equivalent value of the TERP Settlement Value to be received by those Debtors identified in Annex C to this Order and $_________________ of the GLBL Settlement Value to be received by those Debtors identified in Annex C to this Order (collectively, the “Potential Avoidance Claims Allocations,” and together with the Yieldco Compromises and Settlements, the “Compromise and Settlement”).  The remainder of the Aggregate Settlement Value is deemed, for purposes of implementing the Yieldco Compromises and Settlements, to be received by the Debtors on account of the Debtors’ Class A Common Stock (if any), Class B Common Stock and Class B Units (in each case, in the respective Yieldco), the Debtors’ asserted voting control, and the cancellation or delivery of the Debtors’ incentive distribution rights, each as contemplated under the Settlement Agreements, and as set forth by the Debtors in Annex C hereto.  Notwithstanding anything to the contrary herein, the Potential Avoidance Claims Allocations shall not be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative as part of, or in connection with, any subsequent action or proceeding, including any action or proceeding (a) in connection with the Potential Avoidance Claims or (b) between any Yieldco and any other party.

G.            Fair and Equitable/Best Interest.  Approval of the Compromise and Settlement, including the Yieldco Compromises and Settlements and the Potential Avoidance Claims Allocations, is (i) fair and equitable, (ii) in the best interests of the estate, and (iii) falls within the reasonable range of litigation possibilities.  The balance between the likelihood of the Debtors’ success on the merits after lengthy and costly litigation when compared to the concrete and tangible benefit of the Compromise and Settlement weighs in favor of approval of the Compromise and Settlement.  Moreover, it is certain that litigation of the Claims and Defenses (including the Potential Avoidance Claims) would be complex, protracted and collectability by the Debtors of any judgment that might be ordered in the Debtors’ favor against either of the Yieldcos is far from certain.  [The [Committee] [or] [Prepetition Secured Lenders] [or][Committee and Prepetition Secured Lenders] support[s] the Compromise and Settlement.]  The Debtors relied on experienced counsel from Skadden, Arps, Slate, Meagher & Flom LLP, Brown Rudnick LLP, Rothschild Inc. and PricewaterhouseCoopers LLP when exercising their business judgment to enter into the Compromise and Settlement, including determination of the Potential Avoidance Claims Allocations.  With respect to the Potential Avoidance Claims Allocations, the Debtors also considered written submissions from both the Committee and the Prepetition Secured Lenders where such constituent groups outlined their respective view about the Potential Avoidance Claims Allocations.

H.            Arm’s-Length Process.  The negotiation and execution of the Settlement Agreements was at arm’s-length and in good faith, and at all times each of the Yieldcos and the Debtors were represented by competent, independent counsel of their choosing.

(a)           [TERP.  The TERP Settlement Agreement was approved by the Conflicts Committee of the Board of Directors of TERP Inc, which is comprised entirely of independent directors of TERP Inc who do not serve on GLBL Inc’s Board of Directors and who are advised by independent counsel.  In addition, the TERP Settlement Agreement was approved by the Conflicts Committee of TERP LLC, which is comprised entirely of independent directors who do not serve on the GLBL Inc Board of Directors, and the Board of Directors of TERP Inc, the majority of which is independent and unaffiliated with SunEdison.]

(b)           [GLBL.  The GLBL Settlement Agreement was approved by the Conflicts Committee of the Board of Directors of GLBL Inc, which is comprised entirely of independent directors of GLBL Inc who do not serve on TERP Inc’s Board of Directors and who are advised by independent counsel.  In addition, the GLBL Settlement Agreement was approved by the Conflicts Committee of GLBL LLC, which is comprised entirely of independent directors who do not serve on the TERP Inc Board of Directors, and the Board of Directors of GLBL Inc, the majority of which is independent and unaffiliated with SunEdison.  The two directors on the GLBL Inc Board of Directors affiliated with SunEdison recused themselves from the deliberations and votes related to such approval.]

(c)           [SunEdison.  After due deliberation and careful consideration, the Settlement Agreements were approved by the SUNE Board of Directors.]
I.          Legal and Factual Bases.  The legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein.

It is therefore ORDERED, ADJUDGED AND DECREED THAT:

1.            The Motion is GRANTED to the extent set forth herein.

2.            The Compromise and Settlement is hereby approved.

3.            The Yieldco Compromises and Settlements, including the Settlement Agreements and all of their provisions (including the Releases), are hereby approved, and the Releases are incorporated fully herein.  The Debtors are authorized to enter into, perform their obligations under, and take all other actions to effect the Settlement Agreements with the Yieldcos pursuant to sections 105, 363(b), and 365 of the Bankruptcy Code and Bankruptcy Rules 6004 and 9019.

4.            This Order, and the Settlement Agreements approved hereunder, shall be binding on all parties in interest in the Debtors’ Chapter 11 Cases (including, but not limited to, any subsequently appointed chapter 11 or chapter 7 trustee or any representative of the Debtors’ estates appointed pursuant to 11 U.S.C. § 1123) and in each case, on each of their predecessors or successors.

5.            Any Release of Claims by a person or entity other than a SunEdison Party authorized herein is subject to such person or entity’s authority to release such Claims under applicable non-bankruptcy law.

6.            The Potential Avoidance Claims Allocations are hereby approved in the amounts set forth above.  Any monies or property received on account of the Potential Avoidance Claims Allocations shall be held by the respective Debtors, in accordance with Annex C hereto, to be distributed as may be required pursuant to the Bankruptcy Code or further court order.  Nothing contained in this Order is intended to decide which creditor constituent(s) is/are entitled to the Potential Avoidance Claims Allocations and the arguments of the Debtors and all parties in interest with respect to such issues are preserved, including any claims and defenses in that certain adversary proceeding, Official Committee of Unsecured Creditors v. Wells Fargo Bank, N.A., et al., Adv. Pro. No. 16-1228 (SMB), or arguments for substantive consolidation of some or all of the Debtors’ estates with estates of other Debtors.

7.            Exclusive of the decree set forth in the above Paragraph 6, any and all liens, claims, interests, and encumbrances (collectively, the “Liens”) attaching to the Aggregate Settlement Value will attach in the order of priority, and with the same validity and extent, as set forth under the Final Order (I) Authorizing Debtors to (A) Obtain Senior Secured, Superpriority, Postpetition Financing Pursuant to Bankruptcy Code Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), and 364(e) and (B) Utilize Cash Collateral Pursuant to Bankruptcy Code Section 363, and (ii) Granting Adequate Protection to Prepetition Secured Parties Pursuant to Bankruptcy Code Sections 361, 362, 363 and 364 [Docket No. 523] (the “Final DIP Order”).

8.            Upon the respective Settlement Effective Time and pursuant to the terms of the TERP and GLBL Settlement Agreements, the SunEdison Parties shall receive, with respect to their Class A Common Stock (if any) in each of TERP Inc and GLBL Inc, the SunEdison Parties’ pro rata share of the total consideration paid to holders of Class A Common Stock of TERP Inc and GLBL Inc pursuant to the respective Jointly Supported Transaction, and such consideration shall be in addition to the Aggregate Settlement Value received by the Debtors.

9.            Excluding the Settlement Agreements, confidentiality agreements, and the agreements set forth on Exhibits B of the Settlement Agreements, each agreement between the Debtors, on the one hand, and TERP and GLBL (as applicable), on the other hand, shall be deemed rejected by the applicable Debtor(s) as of the applicable Settlement Effective Time, pursuant to section 365 of the Bankruptcy Code; provided, however, that the Yieldcos shall be deemed to have no damages, claims or liabilities of any nature whatsoever (including, but not limited to, any administrative claims against the Debtors) arising from such rejections.  For the avoidance of doubt, the foregoing relief granted in this Paragraph 9 of the Order shall only pertain to agreements between the Debtors and TERP and GLBL (as applicable), and shall not apply to agreements between TERP and GLBL (as applicable) and any non-Debtor SunEdison subsidiary or affiliate.

10.          In the event that the Preserved Comprehensive Unsecured Claim of TERP and/or GLBL is not waived and released pursuant to Section 3(a) of the applicable Settlement Agreement(s), the Debtors’ and the Committee’s rights to oppose or object to the Preserved Comprehensive Unsecured Claim(s) on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved in accordance with the applicable Settlement Agreement(s).

11.          The Debtors’ and the Committee’s rights to oppose or object to the Preserved DE Shaw Unsecured Claim and the Preserved Renova Unsecured Claim on any grounds, including by seeking to reduce the allowed amount of such claim or to disallow such claim in its entirety, shall be preserved in accordance with the TERP Settlement Agreement and the GLBL Settlement Agreement (as applicable).

12.          For the avoidance of doubt, upon the effectiveness of the TERP Releases, (a) the TERP Parties shall forever be barred from asserting any Claims against the Debtors’ estates other than (i) the Preserved Comprehensive Unsecured Claim (to the extent such Preserved Comprehensive Unsecured Claim is not waived and released pursuant to the TERP Settlement Agreement), (ii) the Preserved DE Shaw Unsecured Claim and (iii) any Claim to enforce, or for damages for breach of (A) the TERP Settlement Agreement, (B) the TERP Jointly Supported Transaction Agreement, (C) the TERP Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the TERP Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document entered into in connection with the TERP Settlement Agreement or the TERP Jointly Supported Transaction, and (b) the SunEdison Parties shall forever be barred from asserting any Claims against TERP other than any Claim to enforce, or for damages for breach of (A) the TERP Settlement Agreement, (B) the TERP Jointly Supported Transaction Agreement, (C) the TERP Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the TERP Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document created or entered into in connection with the TERP Settlement Agreement or the TERP Jointly Supported Transaction.

13.          For the avoidance of doubt, upon the effectiveness of the GLBL Releases, (a) the GLBL Parties shall forever be barred from asserting any Claims against the Debtors’ estates other than (i) the Preserved Comprehensive Unsecured Claim (to the extent such Preserved Comprehensive Unsecured Claim is not waived and released pursuant to the TERP Settlement Agreement), (ii) the Preserved Renova Unsecured Claim and (iii) any Claim to enforce, or for damages for breach of (A) the GLBL Settlement Agreement, (B) the GLBL Jointly Supported Transaction Agreement, (C) the GLBL Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the GLBL Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document entered into in connection with the GLBL Settlement Agreement or the GLBL Jointly Supported Transaction, and (b) the SunEdison Parties shall forever be barred from asserting any Claims against GLBL other than any Claim to enforce, or for damages for breach of (A) the GLBL Settlement Agreement, (B) the GLBL Jointly Supported Transaction Agreement, (C) the GLBL Voting and Support Agreement, (D) any agreement set forth on Exhibits B or C of the GLBL Settlement Agreement, or (E) any other contract, instrument, release or other agreement or document created or entered into in connection with the GLBL Settlement Agreement or the GLBL Jointly Supported Transaction.

14.          Upon the entry of this Order, the UCC Standing Motion [Docket No. 1557] is hereby denied with prejudice.

15.          Notwithstanding anything to the contrary in this Order or the Settlement Agreements, the rights of the Parties and all other insured persons and entities, if any, to access any insurance policies or the proceeds thereof (the “Policies”) in their respective capacities as insureds thereunder, including those under which the Debtors or the Yieldcos are insured, shall not be affected or diminished by this Order or the Settlement Agreements (even if Claims and Defenses related thereto are otherwise released pursuant to the Settlement Agreements), and the rights and defenses of the Debtors and each Yieldco are reserved with respect thereto.  Insurers for the Policies are directed to comply with and implement this Paragraph 15.

16.          Upon the termination of a Settlement Agreement in accordance with its terms: (i) this Order and the relief granted herein shall be deemed null and void effective immediately upon such termination with respect to such Settlement Agreement, excluding the provisions of such Settlement Agreement that expressly survive the termination thereof; (ii) thereupon, excluding the provisions of such Settlement Agreement that expressly survive the termination thereof, the parties to such Settlement Agreement shall fully revert to the status quo ante, including respecting all claims, defenses, causes of action, arguments and contentions; and (iii) no aspect of the Motion, supporting Declarations, any responsive pleadings or statements on the record before the Court, the Hearing, or this Order shall be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative in connection with any subsequent action or proceeding.  For the avoidance of doubt, if one Settlement Agreement terminates in accordance with its terms and the other does not, this Order shall remain in effect in all respects with respect to the non-terminating Settlement Agreement until such Settlement Agreement terminates in accordance with its terms.

17.          For the avoidance of doubt, to the extent the automatic stay provisions of section 362 of the Bankruptcy Code would otherwise apply, such provisions are vacated and modified to effectuate all of the terms of the Settlement Agreements, including to permit the parties thereto to send any notices contemplated thereunder, or to exercise any right or perform any obligation in accordance with the terms thereof.

18.          Any objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby overruled on the merits and denied with prejudice.

19.          In the event of any conflict(s) or inconsistency between this Order and the Settlement Agreements, the Order shall govern.

20.          Notwithstanding Bankruptcy Rule 6004(h), this Order shall be effective and enforceable immediately upon entry hereof.

21.          The requirements set forth in Local Bankruptcy Rule 9013-1(b) are satisfied by the contents of the Motion.

22.          The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Order.

23.          This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order.

24.          To the extent of any conflict or inconsistency between the terms of this Order and the Settlement Agreements, on the one hand, and any plan of reorganization confirmed in these Chapter 11 Cases, on the other hand, the terms of this Order and the Settlement Agreement, as applicable, shall govern.

Dated:          New York, New York

, 2017

__________________________________ HONORABLE STUART M. BERNSTEIN

EXHIBIT B

Surviving Agreements between the TERP Parties and the Debtors

1.            TERP Lease Assumption & Assignment Agreement, dated February 3, 2017, between SunEdison, Inc. and Terraform Power, Inc. and TerraForm Power, LLC.

2.            Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provisions of transition services relating to the GAM business, unless expressly stated otherwise in such agreement.

3.             Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provision of corporate and/or administrative transition services.

EXHIBIT C

Surviving Agreements between the TERP Parties and non-Debtor SunEdison Entities

1.          Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provisions of transition services relating to the GAM business, unless expressly stated otherwise in such agreement.

2.          Any transition services agreement between TERP and SunEdison, if any, entered into after the date hereof pertaining to the provision of corporate and/or administrative transition services.

EXHIBIT D

Intellectual Property Identified in Section 2(e)

System/Project Name	Description	Type of License

SunDAT	Layouts of PV Systems (Home grown)	Vendor

Gateway Device	Control unit at customer premise	Vendor

Intranet	Intranet, Employee Portal	Home grown

3 Megawatt	Solar Asset Management	Vendor

TCMan	Asset Management (Europe)	Vendor

TREES	In-house software for Billing	Home grown

SAM	Project Database	Home grown

Maximo	Enterprise Asset Management, EHS, QA, …	Vendor

Oracle EBS R12	Accounting/ERP software	Vendor

Exhibit E

Administrative and Operational Matters and Ordinary Course Claims

Unless expressly stated otherwise below, the amounts of all asserted claims described below are disputed by the party such claims are asserted against, and the inclusion of such claims on this Exhibit E shall not be deemed an admission or concession, res judicata, collateral estoppel, or otherwise relevant or probative as part of, or in connection with, any subsequent action or proceeding in respect of such claims.

TERP

1.
The parties agree that IVS I Services LLC will pay $1.925 million Team-Solar, Inc. in full and final settlement of the dispute as to outstanding amounts owed in relation to the Imperial Valley Solar I (Mt. Signal) Project and the series of O&M and Asset Management agreements related thereto.

2.
Upon the recovery by TERP of insurance proceeds from AIG related to the Kahuku fire, TERP agrees, within five business days of receipt of such insurance proceeds, to reimburse SunEdison for its reasonable and documented out-of-pocket legal costs and expenses in connection therewith, in an amount not to exceed $475,000.  SunEdison agrees to cooperate with TERP to facilitate a settlement with AIG, including by executing such releases or similar documents in mutually agreed form and substance as may be required by AIG.

3.
The following amounts that TERP asserts are owed by First Wind Energy, LLC in connection with certain insurance premium prepayments on behalf of the TERP projects identified below (with such amounts to be reimbursed directly to the respective project and totaling approximately $2,137,069.39 in the aggregate):

(a)	Rattlesnake – $398,740.21
(b)	KWP II – $119,123.25
(c)	Bull Hill – $94,568.27
(d)	MA Solar – $33,241.82
(e)	South Plains I – $337,380.63
(f)	Steel Winds – $86,828.48
(g)	Sheffield – $105,702.09
(h)	Cohocton – $284,298.26
(i)	Kahuku – $112,285.90
(j)	KWP I – $75,062.87
(k)	Mars Hill – $92,380.75
(l)	Stetson – $234,230.53
(m)	Rollins – $163,226.33

4.
Pending the execution and delivery of transition services agreements governing such matters, and solely to the extent unpaid, all amounts due and owing pursuant to agreed-upon reimbursement of SunEdison’s  and TERP’s reasonable and documented out-of-pocket costs and expenses associated with the following (which, for the avoidance of doubt, in each case shall exclude all costs, fees, and expenses of TERP’s and the Debtors’ retained general corporate professionals):

(a)
The provision of corporate services to TERP, including the reimbursement of American Express charges, compensation and benefits for agreed-upon employees, the cost of agreed-upon external services, and the cost of IT services.  SunEdison asserts that as of February 28, 2017, $268,118.19 is owed by TERP to SunEdison under this clause 4(a), and the relevant amount after reconciliation shall be paid by March 13, 2017.

(b)
Agreed-upon services provided in connection with the transfer of GAM operations to TERP, including compensation and benefits for agreed-upon employees and the cost of agreed-upon external services.  SunEdison asserts that as of February 28, 2017, $1,601,659.41 is owed by TERP to SunEdison under this clause 4(b) for certain employee salaries and benefits (paid by SunEdison on TERP’s behalf) and employer taxes, and the relevant amount after reconciliation shall be paid by March 14, 2017.

(c)	Any additional services for which TERP has agreed in writing (including by email) to reimburse SunEdison, and after March 7, 2017, as agreed to by an officer of TERP.

(d)	Any services for which SunEdison has agreed in writing (including by email) to reimburse TERP, and after March 7, 2017, as agreed to by an officer of SunEdison.

(e)
Until the execution and delivery of a definitive transition services agreement for the GAM transition, any obligations under existing GAM contracts that have not been terminated that shall be invoiced and paid in the ordinary course, subject to TERP’s rights and defenses, if any.

5.
For the period from February 28, 2017, through and until the execution and delivery of definitive transition services agreements for the GAM transition and corporate matters between TERP and SUNE, SUNE will continue to invoice TERP in the ordinary course (with respect to GAM services and general corporate matters, in each case not otherwise compensated for by reimbursement, O&M fees or asset management fees preserved in Item 4) and consistent with past practice for services for which TERP has (i) agreed in writing (including by email) to reimburse SunEdison (and after March 7, 2017, as agreed to by an officer of TERP), or (ii) reimbursed SunEdison within the past three months (unless TERP has notified SunEdison that it no longer intends to reimburse SunEdison for such services), and TERP will continue to pay amounts owed under such invoices in each case subject to TERP’s rights and defenses, if any.

Solely to the extent unpaid, TERP shall pay SunEdison, and SunEdison shall pay TERP, all amounts due and owing pursuant to executed and delivered transition services agreements, if any, for the GAM transition and corporate matters between TERP and SunEdison.

EXHIBIT F

Form of Subsidiary Joinder

JOINDER AGREEMENT

This Joinder Agreement, dated as of ________ __, 2017, (this “Joinder Agreement”) is a joinder to the Settlement Agreement dated March 6, 2017, among TerraForm Power, Inc., TerraForm Power, LLC, TerraForm Power Operating, LLC and SunEdison, Inc. (the “Settlement Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Settlement Agreement.

1.             [Each of] [t]he undersigned (“Subsidiar[ies]”), having received and reviewed a copy of the Settlement Agreement, hereby agrees to be bound by the terms, conditions and other provisions of the Settlement Agreement that bind TERP, with all attendant rights, duties and obligations of TERP stated therein.

2.            [Each] Subsidiary makes, as of the date hereof, all of the representations and warranties of a Party contained in Section 7 of the Settlement Agreement as fully as if such representations and warranties were set forth herein.

3.            THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.            This Joinder Agreement may be executed in one or more counterparts (which may include counterparts delivered by telecopier) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Joinder Agreement as of the date first written above.

[SUBSIDIARY]
By:
Name:
Title:

[SUBSIDIARY]
By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
SunEdison, Inc.,

By:
Name:
Title:

TerraForm Power, Inc.,

By:
Name:
Title:

TerraForm Power, LLC

By:
Name:
Title:

TerraForm Power Operating, LLC

By:
Name:
Title:

Exhibit G

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Indemnification Agreement”) is made and entered into as of ___________, 2017, by and between

(a)	TerraForm Power, Inc., a Delaware corporation (“TERP Inc”);

(b)	TerraForm Power, LLC, a Delaware limited liability company (“TERP LLC”);

(c)	TerraForm Power Operating, LLC, a Delaware limited liability company (“TERP Operating” and collectively with TERP Inc and TERP LLC, the “TERP Parties”);

(d)	SunEdison, Inc., a Delaware corporation (“SunEdison Inc”), for itself and on behalf of its affiliated debtors-in-possession (collectively, the “Debtors”); and

(e)
The non-debtor direct and indirect subsidiaries of SunEdison Inc that have executed and delivered joinders to this Indemnification Agreement (other than GLBL (defined below), and the TERP Parties) (collectively, the “SunEdison Subsidiary Parties” and together with the Debtors, the “SunEdison Parties,” and the SunEdison Parties and the TERP Parties, collectively, the “Parties”).

WHEREAS, on March 6, 2017, certain of the SunEdison Parties and the TERP Parties entered into a certain settlement agreement (the “Settlement Agreement”) to effectuate the settlements, compromises, terminations, and waivers provided thereunder, including the broad mutual releases in favor of each of the SunEdison Released Parties and TERP Released Parties (each as defined under the Settlement Agreement);

WHEREAS, Section 5(b) and Section 6(g) of the Settlement Agreement expressly contemplate that each of the TERP Parties and the SunEdison Parties shall use commercially reasonable efforts to cause their respective direct and indirect subsidiaries, to execute and deliver joinders to the Settlement Agreement substantially in the form attached as Exhibit F to the Settlement Agreement (collectively, the “Subsidiary Joinders”) on or prior to the Settlement Effective Time (as defined under the Settlement Agreement);

WHEREAS, the TERP Parties have requested that all of their direct and indirect subsidiaries (each a “TERP Subsidiary”) receive a release of claims under the Settlement Agreement regardless of whether such subsidiary executes and delivers a Subsidiary Joinder pursuant to the Settlement Agreement, such that the TERP Subsidiary is deemed a TERP Released Party entitled to the releases, discharges, and acquittals set forth in Section 4(b) of the Settlement Agreement (subject to the terms and conditions thereunder);

WHEREAS, in exchange for the foregoing release of each TERP Subsidiary that does not execute and deliver a Subsidiary Joinder, the SunEdison Parties requested, and the TERP Parties agreed, pursuant to Section 8(c)(vii) of the Settlement Agreement, to provide, an indemnity on terms reasonably acceptable to the SunEdison Parties and substantially in the form of this Indemnification Agreement;

WHEREAS, Section 8(c)(vii) of the Settlement Agreement expressly provides a termination right in favor of the SunEdison Parties if the TERP Parties fail to cause a TERP Subsidiary (a “Non-Joinder Subsidiary”) to execute and deliver a Subsidiary Joinder by the earlier of July 1, 2017 or ten (10) business days prior to the expected Settlement Effective Time; provided, however, that before the SunEdison Parties exercise such termination right pursuant to Section 8(c)(vii) of the Settlement Agreement, SunEdison Inc shall provide written notice to the TERP Parties identifying any such Non-Joinder Subsidiary, and the TERP Parties shall have nine (9) business days after receipt of such notice to either (i) cause such Non-Joinder Subsidiary to execute and deliver a Subsidiary Joinder to the SunEdison Parties, or (ii) enter into this Indemnification Agreement to provide the SunEdison Parties with an indemnity for any claims asserted against the SunEdison Parties by such Non-Joinder Subsidiary that would be released pursuant to the Settlement Agreement if such Non-Joinder Subsidiary had executed and delivered a Subsidiary Joinder;

NOW, THEREFORE, pursuant to the terms and conditions of the Settlement Agreement, and for the good and valuable consideration thereunder and hereunder, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Indemnification Parties.  From and after the execution of this Indemnification Agreement, the SunEdison Parties and each of their respective directors, officers, shareholders, employees, agents, successors and assigns (each an “Indemnified Party,” and collectively, the “SunEdison Indemnified Parties”) shall be indemnified and held harmless by the TERP Parties from, against and in respect of any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines, and costs and expenses, including reasonable and documented attorneys’ fees and expenses (collectively, the “Losses”) resulting or arising from any Claims (as defined under the Settlement Agreement), asserted against any SunEdison Party by a Non-Joinder Subsidiary, that would have been released pursuant to the Settlement Agreement if such TERP Subsidiary had executed a Subsidiary Joinder.

2.             Notice of Claims.  Any of the SunEdison Indemnified Parties entitled to indemnification pursuant to this Indemnification Agreement shall notify the TERP Parties (or their respective successors or assigns) (each an “Indemnifying Party”) promptly after becoming aware of any Losses which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Section 2 herein and in accordance with the terms of the Settlement Agreement (the “Claim Notice”).  It is agreed that no delay on the part of the Indemnified Party in notifying any Indemnifying Party of any Losses will relieve the Indemnifying Party of its obligations pursuant to this Indemnification Agreement.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Losses described in such Claim Notice, or fails to notify the Indemnified Party within fourteen (14) days after delivery of such Claim Notice by the Indemnified Party whether the Indemnifying Party disputes the Claim Notice the Indemnifying Party shall pay the amount of Losses to the Indemnified Party set forth in the Claim Notice.  If the Indemnified Party has disputed its liability with respect to the Losses, and such dispute has not been resolved within thirty (30) calendar days, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with Section 4.

3.            Severability.  If any term or other provision of this Indemnification Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Indemnification Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Indemnification Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Indemnification Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Indemnification Agreement be consummated as originally contemplated to the fullest extent possible.

Governing Law; Venue; Waiver of Jury Trial.  Any dispute, controversy or claim among the Parties that arises out of, relates to or is in any manner connected with this Indemnification Agreement, shall be referred exclusively, construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.  Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Indemnification Agreement (x) and involving a Debtor, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”)  and (y)  if not involving any Debtor, in any state court in the city and county of New York or the United States District Court for the Southern District of New York and, solely in connection with claims arising under this Indemnification Agreement and involving a Debtor: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum, does not have jurisdiction over any party, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.  Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Indemnification Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Parties have been induced to enter into this Indemnification Agreement by, among other things, the mutual waivers and certifications as set forth in this Section 4.  It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this Indemnification Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach by the other to the extent permitted by law.

5.            Modification and Waiver.  Except as provided by Section 4 above with respect to changes in applicable law that broaden the rights of the Indemnified Party to be indemnified by the Indemnifying Party, no supplement, modification, termination or amendment of this Indemnification Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the second business day after the date on which it is so mailed:

if to SunEdison Inc or the SunEdison Parties, to:

SunEdison, Inc.
13736 Riverport Dr.
Maryland Heights, Missouri 63043
Attn:      General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:      Jay M. Goffman and J. Eric Ivester
Email:     jay.goffman@skadden.com
eric.ivester@skadden.com
james.mazza@skadden.com

if to TERP Inc or the TERP Parties to:

TerraForm Power, Inc. / TerraForm Power, LLC
7550 Wisconsin Ave., 9th Floor
Bethesda, Maryland 20814
Attn: General Counsel

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Andrew G. Dietderich
Email:     dietdericha@sullcrom.com
zylberbergd@sullcrom.com
and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: Avner Bengera
Email: avner.bengera@hugheshubbard.com

7.             Remedies.  In the event an Indemnifying Party fails to timely satisfy any reimbursement or contribution obligation under this Indemnification Agreement, the Indemnified Party shall have any and all rights and remedies available at law or in equity to enforce its rights hereunder.

8.             Effective Date.  This Indemnification Agreement is effective as of the date first written above.

9.             Time is of the Essence.  Time is of the essence with respect to the performance of all obligations under this Indemnification Agreement.

10.           Counterparts.  This Indemnification Agreement may be executed in one or more counterparts and as so executed shall constitute a single instrument.

11.          Headings.  The headings of the paragraphs of this Indemnification Agreement are inserted for convenience only and shall not be deemed to constitute part of this Indemnification Agreement or to affect the construction thereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

SunEdison, Inc.,

By:
Name:
Title:

TerraForm Power, Inc.,

By:
Name:
Title:

TerraForm Power, LLC

By:
Name:
Title:

TerraForm Power Operating, LLC

By:
Name:
Title: